UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 4, 2005

AMERIGROUP Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31574	54-1739323
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4425 Corporation Lane, Virginia Beach, Virginia		23462
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(757) 490-6900

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

A.

Effective February 11, 2005, Lorenzo Childress, Jr., M.D., resigned as the Executive Vice President, Chief Medical Officer of AMERIGROUP Corporation (the "Company"). Dr. Childress will remain on the payroll through April 1, 2005. In connection with the resignation, the Company entered into a Separation Agreement and Release (the "Separation Agreement") with Dr. Childress on February 28, 2005.

Under the terms of the Separation Agreement, the Company will provide Dr. Childress with a cash bonus of $275,000 on or prior to March 15, 2005, as well as make certain payments in April 2005 which include (i) approximately $250,000 for health, dental, life and disability insurance for Dr. Childress for a period of 12 months, (ii) a one-time annual leave payout of approximately $38,000, and (iii) approximately $334,000, a value equal to Dr. Childress' annual base salary, which amount shall be payable biweekly for one year from the initial payment. In consideration for such payments, Dr. Childress agrees, among other things, to release all claims against the Company, not to reveal proprietary or confidential information concerning the business or affairs, employees and services of the Company and not to solicit for employment any employee of the Company or any of its subsidiaries for one year from the time of the separation.

The foregoing description does not purport to be a complete statement of the parties' rights and obligations under the Separation Agreement. The above description is qualified in its entirety by reference to the Separation Agreement which is filed as Exhibits 10.1 to this Form 8-K.

B.

On February 28, 2005, effective as of January 1, 2005, AMERIGROUP Corporation (the "Company") adopted a 2005 Executive Deferred Compensation Plan ("Executive Plan") and a 2005 Non-Employee Directors Deferred Compensation Plan ("Non-Employee Directors Plan") for certain of its select management, highly compensated employees, and directors. Both plans provide for elective compensation deferrals by participants, and neither plan requires or permits contributions by the Company.

Senior management of the Company designated by the Deferred Compensation Committee is eligible to participate in the Executive Plan. Eligible employees are those, (a) for the 2005 Plan Year, who are at the Associate Vice President level and above, and for Plan Years after 2005, who are Participants on January 1, 2005 with deferral commitments in effect for 2005 or who are at the Vice President level and above, and (b) in all cases, who have completed three (3) months of benefits-eligible continuous service. The Company adopted and maintains the Executive Plan for the purpose of providing deferred compensation for certain of its select management and highly compensated employees.

All non-employee directors of the Company are eligible to participate in the Non-Employee Directors Plan. Eligible directors may elect to defer some portion or all of the annual retainer otherwise payable to them. The Company maintains the Non-Employee Directors Plan for the purpose of providing deferred compensation for its non-employee directors, flexibility in timing the receipt of Board of Directors service fees, and to assist the Company in attracting and retaining qualified individuals to serve as Directors.

Participants in both plans are at all times fully vested in the deferrals credited to them. Payment of a deferred amount (together with any earnings thereon) generally may not be made until at least five years after the end of the year in respect of which the amount was deferred or any earlier separation from service. Deferrals will be credited with earnings at a rate and in a manner to be established from time to time by the Deferred Compensation Committee.

The foregoing is not a complete description of the plans or of the rights and obligations of the Company and the participants under the plans. The foregoing description is qualified in its entirety by reference to the 2005 Executive Deferred Compensation Plan and 2005 Non-Employee Directors Deferred Compensation Plan which are filed as Exhibits 10.2 and 10.3 to this Form 8-K and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIGROUP Corporation

March 4, 2005	By:	Stanley F. Baldwin

Name: Stanley F. Baldwin
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Form of Separation Agreement and Release between AMERIGROUP Corporation and Lorenzo Childress Jr, M.D.
10.2	Form of 2005 Executive Deferred Compensation Plan between AMERIGROUP Corporation and Executive Associates.
10.3	Form of 2005 Non-Employee Directors Deferred Compensation Plan between AMERIGROUP Corporation and Non-Executive Associates.